EXHIBIT 4.1

ONE WORLD PHARMA, INC.

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a brief description of the shares of capital stock of One World Pharma, Inc. (the “Company,” “we,” “us,” or “our”). The brief description is based upon our Articles of Incorporation, including the Certificate of Amendment to our Articles of Incorporation, (as amended, our “Articles of Incorporation”), our Bylaws (our “Bylaws”), and provisions of applicable Nevada law. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K.

General

Our Articles of Incorporation authorizes us to issue up to 310,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, par value $0.001 common stock (“common stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 500,000 shares have been designated Series A Preferred Stock and 300,000 shares have been designated Series B Preferred Stock, with the remaining 9,200,000 shares of preferred stock available for designation from time to time by the Board as set forth below. As of December 31, 2020, we had outstanding 53,085,305 shares of common stock, 150,233 shares of Series A Preferred Stock and no shares of Series B Preferred Stock. As of April 12, 2021, we had outstanding 113,167 shares of Series B Preferred Stock. Our Articles of Incorporation authorizes our Board of Directors (our “Board”) to determine any number of series into which the undesignated shares of preferred stock may be divided and to determine, at any time and from time to time, the rights, preferences, privileges and restrictions granted to any series of such preferred stock, as described below.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of our Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Series A Preferred Stock

Each share of Series A Preferred Stock is currently convertible into fifty shares of common stock. The conversion price is subject to equitable adjustment in the event of stock splits and other adjustments in the Company’s capitalization, and is subject to reduction to the price at which the Company sells common stock in the future, subject to customary exceptions. Additional terms of the Series A Preferred Stock include the following:

● The Series A Preferred Stock accrues dividends at the rate of 6% per annum, payable annually in cash or additional shares of Series A Preferred Stock, at the Company’s election.

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● Upon the liquidation or dissolution of the Company, or any merger or sale of all or substantially all of the assets, the shares of Series A Preferred Stock are entitled to receive, prior to any distribution to the holders of common stock, 100% of the purchase price per share of Series A Preferred Stock plus all accrued but unpaid dividends.

● Each share of Series A Preferred Stock carries a number of votes equal to the number of shares of common stock into which such Series A Preferred Stock may then be converted. The Series A Preferred Stock generally will vote together with the common stock and not as a separate class.

Series B Preferred Stock

Each share of Series B Preferred Stock is currently convertible into 100 shares of common stock. The conversion price is subject to equitable adjustment in the event of stock splits and other adjustments in the Company’s capitalization. Additional terms of the Series B Preferred Stock include the following:

● The shares of Series B Preferred Stock are entitled to dividends when, as and if declared by the Board as to the shares of the common stock of the Company into which such Series B Preferred Stock may then be converted.

● Upon the liquidation or dissolution of the Company, or any merger or sale of all or substantially all of the assets, the shares of Series B Preferred Stock are entitled to receive, prior to any distribution to the holders of common stock, but after distributions to the holders of Series A Preferred Stock, 100% of the purchase price per share of Series B Preferred Stock plus all accrued but unpaid dividends.

● Each share of Series B Preferred Stock carries a number of votes equal to the number of shares of common stock into which such Series B Preferred Stock may then be converted. The Series B Preferred Stock generally will vote together with the common stock and not as a separate class.

Blank Check Preferred Stock

The remaining 9,200,000 shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, as amended, and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock – The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions – Nevada has adopted a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is vStock Transfer, LLC. Its mailing address is 18 Lafayette Place, Woodmere, NY 11598, its telephone number is (212) 828-8436, and its facsimile number is (646) 536-3179.

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